Exhibit 23.1

W i l l i a m s & W e b s t e r, P . S .
Certified Public Accountants & Business Consultants

Board of Directors
ESE Corporation
Reno, Nevada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated July 5, 2006, on the financial statements of ESE Corporation for the year ended May 31, 2006 and the period then ended May 31, 2005, and the inclusion of our name under the heading "Experts" in the Form SB-2A-3 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Spokane, Washington

July 10, 2006

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com